Filed Pursuant to Rule 424(b)(5)
Registration No. 333-217034

Prospectus supplement

(to prospectus dated March 30, 2017)

15,656 Shares of Series B Convertible Preferred Stock Warrants to Purchase 2,345,427 Shares of Common Stock

We are offering 15,656 shares of our Series B Convertible Preferred Stock (the “Preferred Stock”), initially convertible into 5,863,564 shares of our common stock, par value $0.0001 per share (the “Common Stock”) (without regard to any limitation on conversion set forth in the Certificate of Designations), and warrants (the “Warrants,” and together with the Preferred Stock and the Common Stock, the “Securities”) initially exercisable to purchase an aggregate of 2,345,427 shares of our Common Stock (without regard to any limitation on exercise set forth in the Warrants), subject to adjustment as provided in the Warrant, and the shares of Common Stock issuable from time to time upon conversion or amortization of the Preferred Stock and the shares of Common Stock issuable upon exercise of the Warrants. We are offering the Securities to several institutional investors pursuant to the terms of securities purchase agreements (the “Securities Purchase Agreement”). The Warrants included in this offering will be to purchase shares of Common Stock at an exercise price of $2.67 per share of Common Stock. Each share of Preferred Stock, together with the accompanying Warrants, is being offered at a price of $940.00. The shares of Preferred Stock and Warrants will be issued separately but can only be purchased together in this offering. Each Warrant will be immediately exercisable and will expire on the five year anniversary of the date of issuance.

Our common stock is listed on The NASDAQ Global Market under the symbol “ALT.” There is no established public trading market for the Preferred Stock or the Warrants, and we do not expect a market to develop for the Preferred Stock or the Warrants. We do not intend to apply for listing of the Preferred Stock or Warrants on any securities exchange, and we do not expect that the Preferred Stock or the Warrants will be quoted on The NASDAQ Global Market. On August 16, 2017, the last reported sale price of our Common Stock on The NASDAQ Global Market was $2.17 per share.

We have retained Piper Jaffray & Co. (“Piper”) to act as placement agent in connection with this offering. We have agreed to pay the placement agent a cash fee equal to seven percent (7%) of the gross proceeds of the offering.

Investing in our Preferred Stock and Warrants (and the Common Stock underlying such securities) involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement and in the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share(1)	Total

Public offering price	$940.00	$14,716,370.00

Placement agent fees (2)	$65.80	$1,030,145.90

Proceeds to Altimmune, Inc., before expenses	$874.20	$13,686,224.10

(1)	Per share price represents the offering price for one share of Preferred Stock and accompanying Warrants.
(2)	See “Placement Agency Agreement” beginning on page S-15 of this prospectus supplement for additional information regarding the compensation payable to the placement agent.

Delivery of the shares of the Preferred Stock and Warrants is expected to be made on or about August 21, 2017.

Placement Agent

Piper Jaffray

Prospectus Supplement dated August 16, 2017.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this Preferred Stock and Warrant offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference herein and therein. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer to this prospectus, we are referring to this prospectus supplement and the accompanying prospectus combined. To the extent there is a conflict between the information contained in this prospectus supplement and the information contained in the accompanying prospectus or any document incorporated by reference herein or therein filed prior to the date of this prospectus supplement, you should rely on the information in this prospectus supplement; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date specified in the relevant agreement. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this Preferred Stock and Warrant offering. We have not, and the placement agent has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the placement agent is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and in any free writing prospectus that we have authorized for use in connection with this Preferred Stock and Warrant offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference herein and therein, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the additional information in the documents to which we have referred you in the sections of this prospectus supplement and in the accompanying prospectus entitled “Where You Can Find More Information” and “Incorporation of Information by Reference.”

We and the placement agent are offering to sell, and seeking offers to buy, shares of Preferred Stock and Warrants only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Preferred Stock and Warrant in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Preferred Stock and Warrant and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

Unless otherwise stated, all references in this prospectus supplement and the accompanying prospectus to “we,” “us,” “our,” “ALTIMMUNE,” the “Company” and similar designations refer to Altimmune, Inc.

This prospectus supplement and the accompanying prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus supplement and the accompanying prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Preferred Stock, Warrants, and Common Stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the information included under the heading “Risk Factors” in this prospectus supplement beginning on page S-5, the information included under the heading “Risk Factors” in the accompanying prospectus beginning on page 4, the information incorporated by reference in this prospectus supplement and the accompanying prospectus, which are described under “Where You Can Find More Information” and “Incorporation of Information by Reference,” and the information included in any free writing prospectus that we have authorized for use in connection with this offering.

Company Overview

We are a clinical stage immunotherapeutics company focused on the development of products to stimulate robust and durable immune responses for the prevention and treatment of diseases. We have two proprietary platform technologies, RespirVec and Densigen, each of which has been shown, in preclinical studies and early clinical trials, to activate the immune system in distinctly different ways than traditional vaccine methods. Using these technologies, we have generated clinical product candidates which potentially represent an entirely new approach to harnessing the immune system. Our most advanced product candidate, NasoVAX, an intranasally administered recombinant influenza vaccine, uses an adenovector to achieve expression of the influenza antigen in the target cell, thereby potentially stimulating a broader and more rapid immune response than traditional influenza vaccines. Our planned Phase 2 program for NasoVAX is expected to start in third quarter 2017, with initial data anticipated approximately six months following the start of enrollment. Our second most advanced product candidate, HepTcell, is being tested as an immunotherapy for patients chronically infected with the hepatitis B virus (‘‘HBV’’), and has the potential to provide a functional cure, something that is not achievable with current treatments. HepTcell is currently in a Phase 1 trial in the United Kingdom and South Korea in patients with chronic HBV. Initial results from this trial are expected by the end of 2017. With the support of the U.S. Biomedical Advanced Research and Development Authority (‘‘BARDA’’), we are developing a third product candidate, NasoShield, an anthrax vaccine designed to provide rapid, stable protection after one intranasal administration. Subject to continued financial and other support from BARDA, we anticipate launching a Phase 1 trial for NasoShield in the first quarter of 2018. With the support of the National Institute of Allergy and Infectious Disease (“NIAID”), we are developing a fourth product candidate, SparVax-L, a recombinant protein based anthrax vaccine designed to require fewer doses and have a longer shelf-life than the only currently licensed anthrax vaccine.

The Merger

On May 4, 2017, PharmAthene, Inc. (“PharmAthene”), now named Altimmune, Inc. (“Altimmune” or the “Company”), completed its business combination (the “Merger”) with Altimmune, Inc. (“Private Altimmune”), in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of January 18, 2017 (as amended on March 29, 2017, the “Merger Agreement”). Upon the completion of the Merger, the combined company was renamed Altimmune, Inc. Additionally, the Company announced that immediately prior to the Merger, it effectuated a 1-for-10 reverse stock split of outstanding shares of its Common Stock. As a result of the reverse stock split, each 10 shares of common stock outstanding immediately prior to the Merger were converted into one share of common stock. For more information with respect to the Merger and the reverse stock split, refer to our Current Report on Form 8-K filed with the Securities Exchange Commission on May 8, 2017.

Corporate information

The Company was incorporated in Delaware in April 2005 and subsequently changed its name to Altimmune, Inc. in May 2017 upon the completion of the Merger. Altimmune’s principal executive offices are located at 19 Firstfield Road, Suite 200, Gaithersburg, Maryland 20878, and its telephone number is (240) 654-1450. Altimmune’s Internet website is www.altimmune.com. The information on, or that can be accessed through, Altimmune’s website is not part of this prospectus supplement, and you should not rely on any such information in making the decision whether to purchase our Preferred Stock and Warrants.

THE OFFERING

Preferred Stock offered by us in this offering	15,656 shares of our Series B Preferred Stock, par value $0.0001 per share, initially convertible into 5,863,564 shares of our Common Stock (without regard to any limitations on conversions set forth in the Certificate of Designations).

We are also offering Warrants initially exercisable for an aggregate of up to 2,345,427 shares of our Common Stock, subject to adjustment as provided in the Warrants (without regard to any limitations on exercises set forth in the Warrants).

Dividends and original issue discount	The Preferred Stock will not bear any dividend unless declared by our Board of Directors. The Preferred Stock will be purchased at a 6% original issue discount.

Preferred Stock Maturity Date	If not fully converted or redeemed, the Preferred Stock will mature on August 16, 2018 (the “Maturity Date”).

Conversion

Holders of Preferred Stock may at any time elect to convert the Preferred Stock into Common Stock at an initial conversion price equal to $2.67 per share (the “Conversion Price”), provided that certain holders (as described in the Securities Purchase Agreement) will be prohibited from converting Preferred Stock into shares of our Common Stock if, as a result of such conversion, such holder, together with its affiliates, would own more than 9.99% of the total number of shares of our Common Stock then issued and outstanding. Additionally, prior to the Requisite Stockholder Approval (as defined below), all other holders will be prohibited from converting Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would own more than 19.99% of our shares of Common Stock then issued and outstanding, or if such conversion would cause us to issue pursuant to the terms of the Preferred Stock and the Warrants a number of shares in excess of the maximum number of shares permitted to be issued thereunder without breaching the Company’s obligations under the rules or regulations of Nasdaq.

The initial Conversion Price represents 120% of the arithmetic average of the five (5) VWAPs of the Common Stock during the five (5) trading days immediately prior to signing the Securities Purchase Agreement. The Conversion Price shall be subject to adjustments, including full ratchet anti-dilution protection upon the issuance of any Common Stock or securities convertible, exercisable or exchangeable into Common Stock below the then-existing Conversion Price.

Subject to conditions, the Company shall be entitled to require the conversion of the Preferred Stock if the daily VWAP of the Common Stock is at or above 200% of the initial Conversion Price for the period beginning on the tenth (10th) trading day immediately preceding the notice date and ending on the forced conversion date.

Amortization

On December 15, 2017 and on the fifteenth day of each calendar month thereafter until the Maturity Date, inclusive, the Company will redeem the stated value of the Preferred Stock in nine (9) equal installments (each monthly amount, the “Monthly Amortization Amount” and the date of each such payment, a “Monthly Amortization Date”). The investors will have the ability to defer payments, but not beyond the Maturity Date.

Subject to the requirements of Nasdaq Listing Rules 5635(b) and (d) and the satisfaction of certain equity conditions, the Company may elect to pay the Monthly Amortization Amounts in cash or shares of Common Stock or in a combination of cash and shares of Common Stock.

Monthly Amortization Amounts paid in shares will be that number of shares of Common Stock equal to (a) the applicable Monthly Amortization Amount, to be paid in Common Stock divided by (b) the least of (i) the then existing Conversion Price, (ii) 85% of the arithmetic average of the three (3) lowest Weighted Average Prices of the Common Stock during the ten (10) consecutive Trading Day period ending on the Trading Day immediately preceding the applicable Installment Date or other date of determination (the “Amortization Market Price”), and (iii) 85% of the volume weighted average price (“VWAP”) of the Common Stock on the trading day immediately prior to the applicable Monthly Amortization Date or Amortization Notice Date, as applicable, provided that the Company meets standard equity conditions. The Company shall make such election no later than the 21st trading day immediately prior to the applicable Monthly Amortization Date (each, an “Amortization Notice Date”) and if electing to deliver Common Stock, the Company shall deliver with the applicable notice Common Stock as if such notice date was the applicable Monthly Amortization Date (with any “true-up” on the applicable Monthly Amortization Date).

Liquidation Preference	In the event of our liquidation, dissolution, or winding up, prior to distribution to holders of securities ranking junior to the Preferred Stock, holders of Preferred Stock will be entitled to receive the amount of cash, securities or other property equal to the then stated value of the Preferred Stock.

Voting Rights	The holders of the Preferred Stock have no voting rights, except as required by law. Any amendment to our certificate of incorporation, bylaws or certificate of designation that adversely affects the powers, preferences and rights of the Preferred Stock requires the approval of the holders of a majority of the shares of Preferred Stock then outstanding.

Warrants we are offering	Warrants to purchase shares of Common Stock will be issued with every share of Preferred Stock sold in this offering (2,345,427 shares of our Common Stock initially issuable upon exercise of the Warrants, subject to adjustment as provided in the Warrant, without regard to any limitation on exercise set forth in the Warrants). Each Warrant will have an exercise price of $2.67 per share, will be immediately exercisable upon issuance and will expire on the fifth (5th) year anniversary of issuance. The Warrants will be exercisable into Common Stock at an exercise price equal the initial Conversion Price, subject to adjustment, including full ratchet anti-dilution protection on the Exercise Price and number of underlying shares upon the issuance of any Common Stock or securities convertible into Common Stock below the then-existing Exercise Price. The Warrant may be exercised by cashless exercise or by payment of cash, at the election of the Holder. The Warrants will have a five-year term. The Warrants will have customary Black Scholes fundamental transaction, purchase rights and dividend protection provisions.

Common Stock to be outstanding immediately before this offering	15,424,891 shares

Common Stock to be outstanding immediately after this offering

21,288,455 shares (assuming conversion of 15,656 shares of Preferred Stock into 5,863,564 shares of Common Stock and no exercise of any of the Warrants offered hereby) (without regard to any limitations on conversions set forth in the Certificate of Designations).

Use of proceeds	We estimate that our net proceeds from this offering will be approximately $13 million, after deducting estimated placement agent fees, an additional fee related to our completed Merger paid to the placement agent, and other estimated offering expenses payable by us (assuming no exercise of any Warrants offered hereby). We intend to use the net proceeds from this offering, together with our existing cash, to fund clinical development and related activities of our NasoVAX and HepTcell product candidates, for repayment of indebtedness and payment of deferred compensation, and for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors	An investment in our Preferred Stock, Warrants and Common Stock involves a high degree of risk. See “Risk Factors” beginning on page S-5 for a discussion of some of the factors you should carefully consider before deciding to invest in shares of our common stock.

NASDAQ Global Market symbol	Our Common Stock currently trades on The NASDAQ Global Market under the symbol “ALT.” There is no established public trading market for the Preferred Stock or the Warrants, and we do not expect a market to develop for the Preferred Stock or the Warrants. We do not intend to apply for listing of the Preferred Stock or Warrants on any securities exchange.

The number of shares of common stock to be outstanding immediately after this offering is based on 15,424,891 shares of common stock outstanding as of August 11, 2017 and excludes:

◾	4,658 shares of our Common Stock issuable upon the exercise of warrants outstanding as of August 11, 2017, having a weighted average exercise price of $16.10 per share;

◾	1,469,659 shares of our Common Stock issuable upon the exercise of stock options outstanding as of August 11, 2017, having a weighted average exercise price of $6.94 per share;

◾	1,355,073 shares of our Common Stock available as of August 11, 2017 for future issuance pursuant to our 2017 Equity Incentive Plan; and

◾	27,688 shares of Common Stock subject to future release pursuant to a restricted stock grant.

RISK FACTORS

An investment in our Preferred Stock, Warrants and Common Stock involves a high degree of risk. Before deciding whether to invest in our Preferred Stock, Warrants and Common Stock, you should consider carefully the risks described below and discussed (i) in our Current Report on Form 8-K filed on August 17, 2017, and (ii) under the sections captioned “Risk Factors” contained in our Quarterly Report on Form 10-Q for the period ended June 30, 2017 and our Annual Report on Form 10-K for the year ended December 31, 2016, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus, together with other information in this prospectus supplement, the accompanying prospectus, the information and documents incorporated by reference, and in any free writing prospectus that we have authorized for use in connection with this offering. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.” If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. The risks described below and in the documents referenced above are not the only ones that we face. Additional risks not presently known to us or that we currently deem immaterial may also affect our business.

Risks Related to this Offering

If you purchase the Preferred Stock sold in this offering, and, assuming its conversion into shares of our Common Stock, you will experience immediate and substantial dilution.

Since the price per share of our Preferred Stock being offered in this offering exceeds the net tangible book value per share of our Common Stock outstanding prior to this offering, you will suffer immediate and substantial dilution with respect to the net tangible book value of the Preferred Stock you purchase in this offering, assuming conversion of the Preferred Stock into shares of our common stock. After giving effect to the sale by us of all 15,656 shares of Preferred Stock covered by this prospectus supplement, based on a public offering price of $940.00 per share of Preferred Stock and accompanying Warrant and deducting estimated placement agent fees and other estimated offering expenses payable by us and assuming conversion of the Preferred Stock into shares of our Common Stock and payment of all dividends accrued on the Preferred Stock, if any, in shares of Common Stock upon conversion of the Preferred Stock at the conversion price of $2.67 per share you will experience immediate dilution of $1.56 per share of Common Stock, representing the difference between our as adjusted net tangible book value per share of Common Stock as of June 30, 2017 and the public offering price. For the purpose of this calculation, the entire purchase price for the shares of Preferred Stock and accompanying Warrants is being allocated to the shares of Preferred Stock, and shares issuable upon exercise of the Warrants have not been included. If the holders of outstanding options or warrants exercise those options or warrants at prices below the public offering price, you will incur further dilution. See the section entitled “Dilution” included herein for a more detailed discussion of the dilution you will incur if you participate in this offering.

Purchasers in this offering may experience additional dilution in the book value of their investment in the future.

The issuance of these securities may cause further dilution to our stockholders. In order to raise additional capital, we may in the future offer such additional securities at prices that may not be the same as the price per share in this offering. We cannot assure you that we will be able to sell shares or other securities in any other offering at a price per share that is equal to or greater than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders, including investors who purchase securities in this offering. The price per share at which we sell additional shares of our Common Stock or securities convertible into or exercisable for Common Stock in future transactions may be higher or lower than the price per share in this offering.

Holders of the Preferred Stock will have rights that may restrict the ability of the Company to operate its business or be adverse to holders of our Common Stock.

The Certificate of Designations under which the Preferred Stock will be issued contains a covenant that until the Preferred Stock is no longer outstanding, the Company shall maintain an unrestricted cash balance equal to the lower of $3,500,000 or the amount of preferred outstanding at any given time. Further, additional provisions contained in the Certificate of Designations may limit the Company’s ability to: (i) issue stock senior to or on parity with the preferred stock, (ii) incur indebtedness that would cause us to exceed a specified leverage ratio,

(iii) amend, modify, alter or supplement our articles of incorporation or the Certificate of Designations in a manner that would adversely affect the rights, preferences or privileges of the Preferred Stock, and (iv) pay distributions on, purchase or redeem our Common Stock or other capital stock.

Conversion of all of the Preferred Stock and exercise of all of the Warrants is contingent upon the Requisite Stockholder Approval.

Pursuant to the requirements of Nasdaq Listing Rule 5635(d), the shares of Preferred Stock may not be converted and the Warrants may not be exercised, if such conversion or exercise would cause us to issue more than 20% of our outstanding voting stock, until our stockholders approve the issuance of the Common Stock underlying the Preferred Stock and Warrants. Additionally, pursuant to the requirements of Nasdaq Listing Rule 5635(b), the shares of Preferred Stock may not be converted and the Warrants may not be exercised if such conversion or exercise would cause a “change of control” as defined by Nasdaq, which, among other things, would include a stockholder acquiring 20% or more of our Common Stock. We have agreed to file a proxy statement with the Commission for the purpose of having our stockholders vote on a proposal to approve such issuances (such approval, the “Requisite Stockholder Approval”), and further agreed to hold such stockholders’ meeting by no later than October 31, 2017. We intend to seek the Requisite Stockholder Approval at our Annual Meeting of Stockholders scheduled for October 13, 2017. Further, stockholders representing approximately 39% of our outstanding voting stock have signed voting agreements pursuant to which they have agreed to vote in favor of the proposal to effect the Requisite Stockholder Approval. However, our stockholders may reject such a proposal, which could impact your ability to convert your Preferred Stock, exercise your warrants, or for us to make payments pursuant to the amortization provisions of the Preferred Stock.

A continued low trading price could lead Nasdaq to take actions toward delisting our Common Stock, including suspending trading in our Common Stock.

Pursuant to Rule 5550(a)(2) of the Nasdaq Listing Rules, Nasdaq could take action to delist our Common Stock in the event that our Common Stock trades at levels viewed as abnormally low for a substantial period of time. Our Common Stock has traded at prices less than $3.00 since June 29, 2017. The closing price of our Common Stock on Nasdaq on August 16, 2017 was $2.17 per share, and the dilutive effect of this offering may result in our Common Stock trading below this price and lead Nasdaq to suspend trading in our Common Stock.

Our management team may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of proceeds from this offering. The net proceeds from this offering will be used for clinical development, working capital and general corporate purposes. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our Common Stock.

The market price of our Common Stock has been highly volatile due to several factors that will continue to affect the price of our Common Stock.

Our Common Stock has traded as low as $2.09 per share and as high as $7.91 per share during the period since the Merger and ending on August 16, 2017. We believe that our Common Stock is subject to wide price fluctuations because of several factors, including:

●	absence of meaningful earnings and ongoing need for external financing; and

●	a relatively thin trading market for our Common Stock, which causes trades of small blocks of stock to have a significant impact on our stock price.

Financings that may be available to us under current market conditions frequently involve sales at prices below the prices at which our Common Stock trades on Nasdaq, as well as the issuance of warrants or convertible equity or debt that require exercise or conversion prices that are calculated in the future at a discount to the then market price of our Common Stock.

Any agreement to sell, or convert debt or equity securities into, our Common Stock at a future date and at a price based on the then current market price will provide an incentive to the investor or third parties to sell our Common

Stock short to decrease the price and increase the number of shares they may receive in a future purchase, whether directly from us or in the market.

There is no public market for the Preferred Stock or the Warrants being offered in this offering.

The Preferred Stock and the Warrants being issued in this offering are new issues of securities with no established trading market. The Preferred Stock and Warrants will not be listed on any securities exchange, and we do not expect the Preferred Stock or Warrants to be quoted on any quotation system. A trading market for the Preferred Stock and Warrants is not expected to develop, and even if a market develops for the Preferred Stock and Warrants, it may not provide meaningful liquidity. The absence of a trading market or liquidity for the Preferred Stock or the Warrants may adversely affect their value.

The certificate of designation for the Preferred Stock contains anti-dilution provisions, which provisions require the lowering of the conversion price to the purchase price of future offerings. In addition, because there is no floor price on the conversion price, we cannot determine the total number of shares issuable upon conversion of the Preferred Stock. As such, it is possible that we will not have sufficient available shares of Common Stock to satisfy the conversion of the Preferred Stock if we enter into a future transaction that lowers the conversion price. If we do not have sufficient available shares of Common Stock for any Preferred Stock conversions, we will be required to increase our authorized shares, which will require stockholder approval and will be time consuming and expensive. The potential for such issuances may depress the price of our Common Stock. We may find it more difficult to raise additional equity capital while our Preferred Stock is outstanding.

Holders of our Warrants and Preferred Stock will have no rights as a common stockholder until they acquire our Common Stock.

Until you acquire shares of our Common Stock upon exercise of your Warrants or conversion of your Preferred Stock, subject to certain limited exceptions as set forth in the Warrants and the Certificate of Designation, you will have no rights with respect to our Common Stock. Upon exercise of your Warrants or conversion of your Preferred Stock, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Our outstanding Warrants may have an adverse effect on the market price of our Common Stock and make it more difficult to effect a business combination.

We will be issuing Warrants initially exercisable to purchase 2,345,427 shares of Common Stock (without regard to any limitations on exercise set forth in the Warrants) as part of this offering. To the extent we issue shares of Common Stock to effect a future business combination, the potential for the issuance of a substantial number of additional shares upon exercise of these Warrants could make us a less attractive acquisition vehicle in the eyes of a target business. Such securities, when exercised, will increase the number of issued and outstanding ordinary shares and reduce the value of the shares issued to complete the business combination. Accordingly, our Warrants may make it more difficult to effectuate a business combination or increase the cost of acquiring a target business. Additionally, the sale, or even the possibility of sale, of the shares of Common Stock underlying the Warrants could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent these Warrants are exercised, you may experience dilution to your holdings.

Future sales by our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

Sales of our Common Stock in the public market following any prospective offering could lower the market price of our Common Stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable.

It is our general policy to retain any earnings for use in our operation.

We have never declared or paid cash dividends on our Common Stock. We currently intend to retain all of our future earnings, if any, for use in our business and therefore do not anticipate paying any cash dividends on our Common Stock in the foreseeable future, although we intend to issue shares of Common Stock in satisfaction of the dividend payments due on the Preferred Stock being issued in this offering.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain, and the documents incorporated by reference herein and therein and any free writing prospectus that we have authorized for use in connection with this offering may contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. All statements other than statements of historical facts contained in this prospectus supplement, the accompanying prospectus and the information we incorporate by reference are forward-looking statements. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to statements about:

•	our ability to finance our operations and business initiatives;

•	the sufficiency of our cash and investments and our expected uses of cash;

•	the progress, timing and results of preclinical and clinical trials involving our product candidates;

•	the progress of our research and development programs;

•	the costs and timing of the development and commercialization of our products;

•	additional planned regulatory filings for the approval and commercialization of our immuno-oncology product candidates;

•	whether any of our other therapeutic discovery and development efforts will advance further in preclinical research or in the clinical trial process and whether and when, if at all, our product candidates will receive final approval from the U.S. Food and Drug Administration or equivalent foreign regulatory agencies and for which indications;

•	whether any other therapeutic products we develop will be successfully marketed if approved;

•	the risk that final trial data may not support interim analysis of the viability of our product candidates;

•	our ability to achieve the results contemplated by our collaboration agreements and the benefits to be derived from relationships with collaborators;

•	competition from other pharmaceutical and biotechnology companies;

•	the development of, and our ability to take advantage of, the market for our product candidates;

•	the anticipated amount, timing and accounting of deferred revenues, milestones and other payments under licensing, collaboration or acquisition agreements, research and development costs and other expenses;

•	the strength and enforceability of our intellectual property rights;

•	our assessment of the potential impact on our future revenues of health care reform legislation in the United States; and

•	the timing and impact of measures worldwide designed to reduce health care costs;

In some cases, you can identify forward-looking statements by terms such “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “project,” “target,” “will” and other words and terms of similar meaning. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in greater detail under the heading “Risk Factors” in this prospectus supplement and in our SEC filings.

You should read this prospectus supplement, the accompanying prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements. You should not place undue reliance on these statements. Forward-looking statements speak only as of the date of the document containing the applicable statement. We do not undertake any obligation to publicly update any forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of our Preferred Stock and Warrants to purchase stock offered hereby will be approximately $13 million, after deducting the placement agent fee, an additional fee related to our completed Merger paid to the placement agent, and our estimated offering expenses. If a Warrant holder elects to exercise the Warrants issued in this offering by paying the exercise price in cash, we may also receive proceeds from the exercise of the Warrants. If all of these Warrants were to be exercised by paying the exercise price in cash at the exercise price of $2.67 per share, then we would receive additional net proceeds of approximately $6.3 million. We cannot predict when or if the Warrants will be exercised. It is possible that the Warrants may expire and may never be exercised.

We intend to use the net proceeds from this financing for the continued advancement of development activities for our clinical-stage product pipeline, general corporate purposes, and strategic growth opportunities.

The amount and timing of these expenditures will depend on a number of factors, including the progress of our research and development efforts, the progress of any partnering efforts, technological advances and the competitive environment for our product candidates. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be used in a way that does not yield a favorable, or any, return for us. Pending application of the net proceeds as described above, we intend to invest the proceeds in investment grade interest bearing instruments, or will hold the proceeds in interest bearing or non-interest bearing bank accounts.

DILUTION

If you invest in our Preferred Stock, your interest will be diluted to the extent of the difference between the price per share of Preferred Stock you pay in this offering and the as adjusted net tangible book value per share of our Common Stock immediately after this offering (assuming the conversion of all of the Preferred Stock into shares of Common Stock). For the purpose of such calculation, the entire purchase price for the shares of Preferred Stock and accompanying Warrants is being allocated to the shares of Preferred Stock, and the shares issuable upon exercise of the accompanying Warrants have not been included. Our net tangible book value as of June 30, 2017, excluding intangible assets, goodwill and deferred tax liabilities, was approximately $11 million, or approximately $0.71 per share of Common Stock. Net tangible book value per share is determined by dividing our net tangible book value, which consists of our total tangible assets less total liabilities, by the number of shares of our Common Stock outstanding on that date.

After giving effect to the sale of 15,656 shares of Preferred Stock and accompanying Warrants to purchase 2,345,427 shares of our Common Stock (without regard to any limitation on exercise set forth in the Warrants) in the aggregate amount of $14,716,370 in this offering and deducting estimated placement agent fees and other estimated offering expenses payable by us, our net tangible book value as of June 30, 2017 would have been approximately $24 million, or approximately $1.11 per share of Common Stock based on 21,288,455 shares of Common Stock outstanding on a pro forma basis at that time (assuming conversion of 15,656 shares of Preferred Stock into 5,863,564 shares of Common Stock (without regard to any limitations on conversion set forth in the Certificate of Designations), at the stated value per share of $2.67 and no exercise of any of the Warrants offered hereby). This represents an immediate increase in net tangible book value of $0.40 per share to our existing stockholders and an immediate dilution of approximately $1.56 per share to new investors participating in this offering (assuming conversion of all of the Preferred Stock into shares of Common Stock), as illustrated by the following table:

Public offering price per share		$ 2.67
Net tangible book value per share as of June 30, 2017	$ 0.71
Increase per share attributable to investors purchasing our common stock in this offering	$ 0.40
As adjusted net tangible book value per share as of June 30, 2017, after giving effect to this offering		$ 1.11

Dilution in net tangible book value per share to investors purchasing our common stock in this offering		$ 1.56

This discussion of dilution, and the table set forth above, is based on 15,424,891 shares of our Common Stock issued and outstanding as of June 30, 2017 before giving effect to this offering and 21,288,455 shares of Common Stock issued and outstanding as of June 30, 2017 after giving effect to this offering (assuming conversion of 15,656 shares of Preferred Stock into 5,863,564 shares of Common Stock (without regard to any limitations on conversion set forth in the Certificate of Designations), and the stated value per share of $2.67 and no exercise of any of the Warrants offered hereby). The foregoing discussion and table assume that none of the following securities have been exercised or converted for or into shares of our Common Stock as of June 30, 2017:

●	2,345,427 shares of our Common Stock issuable upon exercise of Warrants issued in this offering (without regard to any limitation on exercise set forth in the Warrants);

●	1,469,659 shares of our Common Stock issuable upon exercise of stock options outstanding as of June 30, 2017; and

●	4,658 shares of our Common Stock issuable upon exercise of warrants to purchase our Common Stock outstanding as of June 30, 2017.

DESCRIPTION OF SECURITIES

The following description is a summary of some of the terms of our securities, our organizational documents and Delaware law. The descriptions in this prospectus supplement and the accompanying prospectus of our securities and our organizational documents do not purport to be complete and are subject to, and qualified in their entirety by reference to, our organizational documents, copies of which have been or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus supplement and the accompanying prospectus form a part. This summary supplements the description of our capital stock in the accompanying prospectus and, to the extent it is inconsistent, replaces the description in the accompanying prospectus.

In this offering, we are offering up to 15,656 shares of Preferred Stock and Warrants initially exercisable to purchase 2,345,427 shares of Common Stock (without regards to any limitations or exercises set forth in the Warrants).

Common Stock

Under our certificate of incorporation, as amended, we are authorized to issue up to 100,000,000 shares of Common Stock, par value $0.0001 per share. As of August 11, 2017, 15,424,891 shares of Common Stock were issued and outstanding.

Preferred Stock

Under our certificate of incorporation, as amended, we are authorized to issue up to 1,000,000 shares of preferred stock, par value $0.0001 per share, from time to time in one or more series, in any manner permitted by law, as determined from time to time by our board of directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by our board of directors. Without limiting the generality of the foregoing, shares in such series shall have voting powers, full or limited, or no voting powers, and shall have such designations, preferences and relative, participating, optional, or other special rights, and qualifications, limitations, or restrictions thereof, permitted by law, as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted by our board of directors. The number of shares of any such series so set forth in the resolution or resolutions may be increased (but not above the total number of authorized shares of preferred stock) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the board of directors. Prior to the consummation of this offering, there were no shares of our preferred stock issued and outstanding.

Series B Convertible Preferred Stock Being Issued in this Offering

The following summary of certain terms and provisions of the Preferred Stock offered in this offering is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in our Certificate of Designations of Preferences and Rights of the Series B Preferred Stock (the “Certificate of Designations”), which was attached as an exhibit to our Current Report on Form 8-K filed with the SEC on August 17, 2017 in connection with the offering and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying base prospectus form a part, for a complete description of the terms and conditions of the Preferred Stock.

Our Preferred Stock is convertible into shares of our Common Stock, subject to the requirements of Nasdaq Listing Rules 5635(b) and (d), and the beneficial ownership limitations as provided in the related Certificate of Designations, at a conversion price equal to $2.67 per share of Common Stock, subject to adjustment as provided in the Certificate of Designation, at any time at the option of the holder prior to the first anniversary of the date of issuance. Certain holders, as described in the Certificate of Designations will be prohibited from converting Preferred Stock into shares of our Common Stock if, as a result of such conversion, such holder, together with its affiliates, would own more than 9.99% of the total number of shares of our Common Stock then issued and outstanding. Additionally, prior to the Requisite Stockholder Approval, all other holders will be prohibited from converting Preferred Stock into shares of Common Stock if, as a result of such conversion, such holder, together with its affiliates, would own more than 19.99% of our shares of Common Stock then issued and outstanding, or if such conversion would cause us to issue pursuant to the terms of the Preferred Stock and the Warrants a number of shares in excess of the maximum number of shares permitted to be issued thereunder without breaching the Company’s obligations under the rules or regulations of Nasdaq.

On December 15, 2017 and on the fifteenth day of each calendar month thereafter until the Maturity Date, inclusive, the Company will redeem the stated value of Preferred Stock in nine (9) equal installments (each monthly amount, the “Monthly Amortization Amount” and the date of each such payment, a “Monthly Amortization Date”). The investors will have the ability to defer payments, but not beyond the Maturity Date.

Subject to the requirements of Nasdaq Listing Rules 5635(b) and (d), and certain other equity conditions, the Company may elect to pay the Monthly Amortization Amounts in cash or shares of Common Stock or in a combination of cash and shares of Common Stock.

Monthly Amortization Amounts paid in shares will be that number of shares of Common Stock equal to (a) the applicable Monthly Amortization Amount, to be paid in Common Stock divided by (b) the least of (i) the then existing Conversion Price, (ii) the Amortization Market Price, and (iii) 85% of the volume weighted average price (“VWAP”) of the Common Stock on the trading day immediately prior to the applicable Monthly Amortization Date or Amortization Notice Date, as applicable, provided that the Company meets standard equity conditions. The Company shall make such election no later than the twenty-first (21st) trading day immediately prior to the applicable Monthly Amortization Date (each, an “Amortization Notice Date”) and if electing to deliver Common Stock, the Company shall deliver with the applicable notice Common Stock as if such notice date was the applicable Monthly Amortization Date (with any “true-up” on the applicable Monthly Amortization Date).

In the event of our liquidation, dissolution, or winding up, prior to distribution to holders of securities ranking junior to the Preferred Stock, holders of Preferred Stock will be entitled to receive the amount of cash, securities or other property equal to the then stated value of the Preferred Stock.

The holders of the Preferred Stock have no voting rights, except as required by law. Any amendment to our certificate of incorporation, bylaws or certificate of designation that adversely affects the powers, preferences and rights of the Preferred Stock requires the approval of the holders of a majority of the shares of Preferred Stock then outstanding.

There is no established public trading market for the Preferred Stock, and we do not expect a market to develop for the Preferred Stock. The Preferred Stock will not be listed on Nasdaq or any other exchange or trading market. We do not plan on making an application to list the Preferred Stock on Nasdaq, any other national securities exchange or any other nationally recognized trading system. The Common Stock issuable upon conversion of the Preferred Stock is listed on Nasdaq under the symbol “ALT.” Continental Stock Transfer & Trust (“Continental”) is our transfer agent with respect to our Common Stock. Continental’s telephone number is (212) 509-4000.

Warrants and Options

As of June 30, 2017, we have reserved for issuance 4,658 shares of Common Stock for issuance upon the exercise of outstanding warrants to purchase Common Stock (excluding the Warrants issued in this offering) and 1,469,659 shares of Common Stock for issuance upon the exercise of outstanding stock options granted pursuant to our equity incentive plans. The warrants and options have a weighted average exercise price of approximately $16.10 and $6.94 per share, respectively, as of June 30, 2017.

Warrants Being Issued in this Offering

The following is a brief summary of certain terms and conditions of the Warrants and is subject in all respects to the provisions contained in the Warrants being issued in this offering.

Form. The Warrants will be issued under a Warrant Agreement executed by the Company in connection with the Securities Purchase Agreement (as defined below). You should review a copy of the Form of Warrant, which was attached as an exhibit to our Current Report on Form 8-K filed with the SEC on August 17, 2017 in connection with the offering and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying base prospectus form a part, for a complete description of the terms and conditions of the Warrants.

Exercisability. The Warrants are exercisable at any time after the date of issuance, and at any time up to the date that is five years from the date of issuance, at which time any unexercised Warrants will expire and cease to be exercisable. The Warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and by payment in full in immediately available funds for the number of shares of Common Stock purchased upon such exercise. The holder of a Warrant may exercise the Warrant through a cashless exercise in such holder’s sole discretion, in whole or in part, in which case the holder would receive upon such exercise the net number of shares of Common Stock determined according to the formula set forth in the Warrant. No fractional shares of Common Stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will round up to the next whole share.

Exercise Limitation. Certain holders will not have the right to exercise any portion of the Warrant if such holder, together with its affiliates, would beneficially own in excess of 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise. Additionally, prior to the Requisite Stockholder Approval, the Warrants may not be exercised if, as a result of such exercise, the holder of such Warrant, together with its affiliates, would own more than 19.99% of our shares of Common Stock then issued and outstanding, or if such exercise would cause us to issue pursuant to the terms of the Preferred Stock and the Warrants a number of shares in excess of the maximum number of shares permitted to be issued thereunder without breaching the Company’s obligations under the rules or regulations of Nasdaq.

Exercise Price; Anti-Dilution. The initial exercise price per share of Common Stock purchasable upon exercise of the warrants is $2.67 per share of Common Stock. The exercise price and the number of underlying shares are subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability; No Market. Subject to applicable laws, the Warrants may be offered for sale, sold, transferred or assigned without our consent. There is currently no trading market for the Warrants and a trading market is not expected to develop. The Warrants will not be listed on Nasdaq or any other exchange or trading market. We do not plan on making an application to list the Warrants on Nasdaq, any other national securities exchange or any other nationally recognized trading system. The common stock issuable upon exercise of the Warrants is listed on Nasdaq under the symbol “ALT.”

Fundamental Transactions. In the event of a Fundamental Transaction (as defined in the Form of Warrant), as described in the Warrants and generally including the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the holders of the Warrants will be entitled to receive the Black Scholes Value (as defined in the Warrant) of their Warrants.

Rights as a Stockholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holder of a Warrant does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until the holder exercises the Warrant.

This prospectus also relates to the shares of our Common Stock issuable upon exercise, if any, of such Warrants. See “Plan of Distribution” section below for more information.

PLAN OF DISTRIBUTION

Pursuant to the placement agency agreement between us and Piper Jaffray & Co., or Piper Jaffray, dated August 16, 2017 (the “Placement Agency Agreement”), we have engaged Piper Jaffray to act as the placement agent in connection with this offering. The Placement Agent is not purchasing or selling any of the Preferred Stock or Warrants we are offering by this prospectus supplement, and is not required to arrange the purchase or sale of any specific number of shares or dollar amount, but the placement agent has agreed to use “reasonable best efforts” to arrange for the sale of the Preferred Stock and related Warrants offered hereby. The placement agent may retain sub-agents and selected dealers in connection with this offering.

We have entered into a securities purchase agreement directly with each purchaser in this offering (collectively, the “Securities Purchase Agreement”). All of the Preferred Stock and Warrants will be sold at the same price. We established the price following negotiations with prospective investors and with reference to the prevailing market price of our common stock, recent trends in such price and other factors. We expect that the sale of the Preferred Stock and Warrants will be completed on or around the date indicated on the cover page of this prospectus supplement.

Securities Purchase Agreement

Pursuant to the Securities Purchase Agreement, we will offer and the purchasers will purchase 15,656 shares of our Preferred Stock and Warrants exercisable for 2,345,427 shares of our Common Stock (without regard to any limitations on exercise set forth in the Warrants) for a purchase price of $940.00 per share of Preferred Stock and accompanying Warrant. The Securities Purchase Agreement provides that the obligations of each purchaser are subject to certain conditions precedent, including, among other things, the absence of any material adverse change in our business and the receipt of customary opinions and closing certificates.

The Securities Purchase Agreement also requires the Company to file a proxy statement with the SEC for the purpose of holding a meeting of our stockholders on or before October 31, 2017 to vote on a proposal to approve the issuance of the shares of Common Stock underlying the Preferred Stock and the Warrants pursuant to the requirements of Nasdaq Listing Rules 5635(b) and (d) (the “Requisite Stockholder Approval”). The Company intends to seek the Requisite Stockholder Approval at its upcoming Annual Meeting of Stockholders scheduled for October 13, 2017.

We currently anticipate that the closing of the sale of the Preferred Stock and Warrants will take place on or about August 21, 2017.

The foregoing does not purport to be a complete statement of the terms and conditions of the Securities Purchase Agreement, a copy of which is included as an exhibit to the Current Report on Form 8-K filed on August 17, 2017 in connection with this offering and incorporated by reference into the registration statement of which this prospectus supplement and the accompanying base prospectus form a part.

Lock-Up Agreements

Our officers and our directors, holding in the aggregate approximately 43% of our outstanding shares of Common Stock as of August 16, 2017, have agreed, for a period ending on the earlier of (x) the first anniversary of closing of the offering and (y) the date on which no Preferred Stock shares are outstanding, subject to certain exceptions, without the prior written consent of the Lead Investor, not to (i) offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of any shares of our Common Stock or other securities convertible into or exercisable or exchangeable for shares of our Common Stock, (ii) enter into any swap, hedge, or other agreement or arrangement that transfers the economic risk of ownership of such securities, or (iii) engage in any short selling of any such securities. In addition, our officers and our directors have waived, during the same period, any demand registration rights with respect to any such securities.

Placement Agency Agreement

Pursuant to the terms of the Placement Agency Agreement, we will pay the Placement Agent a cash placement agent fee equal to 7% of the gross proceeds of this offering. The following table shows the per share and total cash portion of the placement agent fee we will pay to the Placement Agent in connection with the sale of the Preferred Stock and Warrants offered hereby, assuming the purchase of all of the Preferred Stock we are offering:

Per Share	$65.80
Total	$1,030,145.90

The Placement Agent is not purchasing or selling any of the offered securities by this prospectus supplement or the accompanying prospectus, nor is the Placement Agent required to arrange for the purchase or sale of any specific number or dollar amount of the offered securities, but has agreed to use its reasonable best efforts to arrange for the sale of the offered securities.

We have agreed to indemnify the placement agent against liabilities arising out of its activities pursuant to the Placement Agency Agreement. We have also agreed to contribute to payments the placement agent may be required to make in respect of such liabilities.

The placement agency agreement between us and Piper Jaffray was included as an exhibit to the Current Report on Form 8-K we filed with the SEC on August 17, 2017 in connection with this offering and is incorporated by reference into the registration statement of which this prospectus supplement and the accompanying prospectus form a part.

Price Stabilization, Short Positions and Penalty Bids

The placement agent has informed us that it will not engage in over-allotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

Electronic Distribution

This prospectus supplement in electronic format may be made available on websites or through other online services maintained by the placement agent, or by its affiliates. Other than this prospectus supplement in electronic format, the information on the placement agent’s website and any information contained in any other website maintained by the placement agent is not part of this prospectus supplement or the registration statement of which this prospectus supplement forms a part, has not been approved and/or endorsed by us or the placement agent, and should not be relied upon by investors.

LEGAL MATTERS

Proskauer Rose LLP will pass upon the validity of the issuance of the Preferred Stock, Warrants, and the underlying Common Stock offered hereby. The placement agent is being represented by Goodwin Procter LLP.

EXPERTS

The consolidated financial statements of PharmAthene, Inc. appearing in PharmAthene, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2016, and the effectiveness of PharmAthene, Inc.’s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements for the year ended December 31, 2016 with respect to Altimmune, Inc. incorporated in this prospectus by reference to the Current Report on Form 8-K filed on May 15, 2017 have been audited by BDO USA LLP, an independent registered public accounting firm, (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern) as stated in their report incorporated by reference herein and have been so incorporated in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549 or at the SEC’s other public reference facilities. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. You can request copies of these documents by writing to the SEC and paying a fee for the copying costs. In addition, the SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC’s Internet site. We maintain a website at http://www.altimmune.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus supplement or the accompanying prospectus, and you should not consider it part of this prospectus supplement or part of the accompanying prospectus.

INCORPORATION OF INFORMATION BY REFERENCE

We are allowed to incorporate by reference information contained in documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents and that the information in this prospectus supplement is not complete and you should read the information incorporated by reference for more detail. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede the information in this prospectus supplement.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement but prior to the termination of the offering of the securities covered hereby (other than Current Reports or portions thereof furnished under Item 2.02 or 7.01 of Form 8-K):

◾	Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed on March 14, 2017;

◾	Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on May 3, 2017, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed on August 14, 2017;

◾	Current Report on Form 8-K filed on January 19, 2017, February 1, 2017, March 14, 2017, March 29, 2017, May 8, 2017, May 10, 2017, May 15, 2017, May 16, 2017, June 9, 2017, June 27, 2017, July 20, 2017 August 17, 2017 and August 17, 2017; and

◾	The description of our common stock set forth in the registration statement on Form 8-A registering our common stock under Section 12 of the Exchange Act, which was filed with the SEC on May 4, 2017, including any amendments or reports filed for purposes of updating such description.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all of the documents that are incorporated by reference in this prospectus supplement but not delivered with this prospectus, including exhibits that are specifically incorporated by reference in such documents. You may request a copy of such documents at no cost, by writing or telephoning us at the following address or telephone number:

Altimmune, Inc.

19 Firstfield Road, Suite 200

Gaithersburg, Maryland

Attention: Chief Financial Officer

(240) 654-1450

PROSPECTUS

$100,000,000

PharmAthene, Inc.

Common Stock

Preferred Stock

Warrants

From time to time, we may offer and sell common stock, preferred stock or warrants or any combination of those securities, either individually or in units, in one or more offerings. The aggregate public offering price of the securities offered by us pursuant to this prospectus will not exceed $100,000,000.

This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide a supplement to this prospectus that will contain more specific information about the terms of that offering, including the prices at which those securities will be sold. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus.

The securities offered by us pursuant to this prospectus may be sold directly to investors, through agents, underwriters or dealers as designated from time to time, through a combination of these methods or in any other manner as described under the heading “Plan of Distribution” and in the corresponding section in the applicable prospectus supplement. Each time we offer securities, the relevant prospectus supplement will provide the specific terms of the plan of distribution for such offering and the net proceeds that we expect to receive from such offering.

Our common stock is listed on the NYSE MKT under the trading symbol “PIP.” Each prospectus supplement will indicate if the securities offered pursuant to that supplement will be listed on any securities exchange.

This prospectus may not be used to sell any of our securities unless accompanied by a prospectus supplement.

Investing in our securities involves certain risks. You should carefully read both this prospectus and the applicable prospectus supplement, as well as any documents incorporated by reference in this prospectus and/or the applicable prospectus supplement, before you make your investment decision. See “Risk Factors” beginning on page 4 of this prospectus and contained in other documents that are incorporated by reference in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 6, 2017.

ABOUT THIS PROSPECTUS

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplements. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information in this prospectus is accurate as of the date appearing on the front cover of this prospectus only and that information contained in any prospectus supplement or document incorporated by reference in this prospectus is only accurate as of the date of such prospectus supplement or document. Our business, financial condition, results of operations and prospects may have subsequently changed.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, to register an indeterminate number of shares of common stock, preferred stock and warrants as may from time to time be offered for sale, either individually or in units, at indeterminate prices (up to an aggregate maximum offering price for all such securities of $100,000,000), using a “shelf” registration process. By using a shelf registration statement, we may offer and sell from time to time in one or more offerings the securities described in this prospectus.

This prospectus provides you with some of the general terms that may apply to an offering of our securities. Each time we sell securities under this shelf registration we will provide a prospectus supplement that will contain specific information about the terms of that specific offering, including the number and price (or exercise price) of the securities to be offered and sold in that offering and the specific manner in which such securities may be offered. The prospectus supplement may also add to, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in the applicable prospectus supplement, on the other hand, you should rely on the information in the prospectus supplement.

You should carefully read both this prospectus and the applicable prospectus supplement, as well as any documents incorporated by reference in this prospectus (as described under the heading “Incorporation by Reference”) and/or the applicable prospectus supplement, before you make your investment decision. The information incorporated by reference includes important business and financial information about us that is not included nor delivered with this document. This information is available without charge on the SEC’s website at www.sec.gov or upon written or oral request to PharmAthene, Inc., One Park Place, Suite 450, Annapolis, MD 21401, (410) 269-2600. If any statement in this prospectus, the applicable prospectus supplement or any document incorporated by reference into one of these documents is inconsistent with a statement in another of those document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

Unless otherwise mentioned or unless the context requires otherwise, all references to “PharmAthene,” “the Company,” “we,” “us,” “our,” and similar terms refer to PharmAthene, Inc. and its subsidiaries on a consolidated basis. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context otherwise requires. Whenever we refer to “you” or “yours”, we mean the persons to whom offers are made under this prospectus.

SUMMARY

We are a biodefense company engaged in developing next generation anthrax vaccine. These next generation vaccines are intended to have more rapid time to protection, fewer doses for protection and less stringent requirements for temperature controlled storage and handling than the currently used vaccine.

On September 9, 2014, we signed a contract with the National Institutes of Allergy and Infectious Diseases (“NIAID”) for the development of a next generation lyophilized anthrax vaccine (“SparVax-L”) based on the Company’s proprietary technology platform which contributes the recombinant protective antigen (“rPA”) bulk drug substance that is used in the liquid SparVax® formulation. The contract is incrementally funded. Over the base period of the contract, we were awarded initial funding of approximately $5.2 million, which includes a cost reimbursement component and a fixed fee component payable upon achievement of certain milestones. NIAID has exercised four options under this agreement to provide additional funding of approximately $8.8 million and an extension of the period of performance through December 31, 2017. The contract has a total value of up to approximately $28.1 million, if all technical milestones are met and all eight contract options are exercised by NIAID. If NIAID exercises all options, the contract would last approximately five years. If NIAID does not exercise any additional options, the contract would expire by its terms on December 31, 2017.

From 2006 through 2016, we were engaged in legal proceedings with SIGA Technologies, Inc. (“SIGA”). On December 23, 2015, the Delaware Supreme Court affirmed the Delaware Court of Chancery’s judgment against SIGA. On November 16, 2016, the Company received a final payment from SIGA which fully satisfied the judgment owed to PharmAthene. In total, the Company received payment of approximately $217.1 million (including interest) from SIGA.

On November 17, 2016, PharmAthene declared a special one-time cash dividend of $2.91 per share of common stock. PharmAthene funded the one-time special dividend with approximately 98% of the after tax net cash proceeds that PharmAthene received from SIGA in satisfaction of the judgment owed to PharmAthene. On February 3, 2017, PharmAthene paid the one-time dividend in an aggregate amount of $200.3 million.

The receipt of the award from SIGA generated substantial taxable income to the Company, a portion of which was offset by the Company’s tax net operating loss carryforwards (“NOLs”). At December 31, 2016, we had available $176.1 million in accumulated domestic losses available to offset income, subject to limitations imposed by the Internal Revenue Code of 1986 (the “Code”) and a 382 limitation of approximately $1 million, of which approximately $175 million was utilized to offset current year income. On November 25, 2015, the Company had adopted a Shareholders Rights Plan to help ensure that the NOLs remained available to help maximize the value for our shareholders of any amount received from the SIGA litigation.

On January 18, 2017, PharmAthene entered into an Agreement and Plan of Merger and Reorganization (as amended from time to time, the “Merger Agreement”), pursuant to which Altimmune, Inc. (“Altimmune”) will merge into Mustang Merger Sub Corp I Inc., a Delaware corporation and a direct wholly owned subsidiary of PharmAthene (“Merger Sub Corp”), with Altimmune as the surviving entity in such merger (“Merger 1”), and immediately thereafter, Altimmune will be merged with and into Mustang Merger Sub II LLC, a Delaware limited liability company and a direct wholly owned subsidiary of PharmAthene (“Merger Sub LLC”), with Merger Sub LLC as the surviving entity in such merger (“Merger 2”, and together with Merger 1, the “Mergers”). Upon consummation of the Mergers, Merger Sub Corp and Altimmune will cease to exist, and Merger Sub LLC will continue as a direct wholly owned subsidiary of PharmAthene. Upon completion of the Mergers, former PharmAthene security holders will own approximately 41.8% of the outstanding equity of the combined company, and former Altimmune security holders will own approximately 58.2% of the outstanding equity of the combined company, in each case, on an as converted and fully diluted basis. Following the anticipated consummation of the Mergers, PharmAthene will change its name to “Altimmune, Inc.”.

On March 29, 2017, PharmAthene and Altimmune entered into amendment no. 1 to the Merger Agreement, pursuant to which PharmAthene and Altimmune agreed that: (i) the certificate of incorporation of PharmAthene after the effective time of the mergers will be the certificate of incorporation of PharmAthene immediately prior to the effective time of the mergers and that, at that time PharmAthene, will file an amendment to its certificate of incorporation to change its name to “Altimmune, Inc.” and (ii) PharmAthene’s bylaws will be amended and restated immediately after the effective time of the mergers, as agreed therein (which amended and restated Exhibit C to the Merger Agreement).

Altimmune is a privately-held clinical stage immunotherapeutics company focused on the development of products to stimulate robust and durable immune responses for the prevention and treatment of disease. Altimmune has two proprietary platform technologies, RespirVec and Densigen, each of which has been shown, in preclinical studies and early clinical trials, to activate the immune system in distinctly different ways than traditional vaccine methods. Using these technologies, Altimmune has generated clinical product candidates which potentially represent an entirely new approach to harnessing the immune system. Altimmune’s most advance product candidate, NasoVAX, an intranasally administered recombinant influenza vaccine, uses an adenovector to achieve expression of the influenza antigen in the target cell, thereby potentially stimulating a broader and more rapid immune response than traditional influenza vaccines. Altimmune’s planned Phase 2 program for NasoVAX is expected to start in third quarter of 2017, with initial data anticipated approximately six months following the start of enrollment. Altimmune’s second most advanced product candidate, HepTcell, is being tested as an immunotherapy for patients chronically infected with the hepatitis B virus (‘‘HBV’’), and has the potential to provide a functional cure, something that is not achievable with current treatments. HepTcell is currently in a Phase 1 trial in the United Kingdom in patients with chronic HBV. Initial results from this trial are expected by the end of 2017. With the support of the U.S. Biomedical Advanced Research and Development Authority (‘‘BARDA’’), Altimmune is developing a third product candidate, NasoShield, an anthrax vaccine designed to provide rapid, stable protection after one intranasal administration. Subject to continued financial and other support from BARDA, Altimmune anticipates launching a Phase 1 trial for NasoShield in the first quarter of 2018. The combined company will be a fully-integrated and diversified immunotherapeutics company with one preclinical stage and four clinical stage programs.

Our executive offices are located at One Park Place, Suite 450, Annapolis, Maryland 21401 and our telephone number is (410) 269-2600. After the consummation of the Mergers, our executive offices will be located at 19 Firstfield Road, Suite 200, Gaithersburg, Maryland 20878.

RISK FACTORS

Before you invest in any of our securities, in addition to the other information in this prospectus and the applicable prospectus supplement, you should carefully consider the risk factors under the heading “Risk Factors” contained in Part I, Item 1A in our most recent Annual Report on Form 10-K and any risk factors disclosed under the heading “Risk Factors” in Part II, Item 1A in any Quarterly Report on Form 10-Q or in any Current Report on Form 8-K that we file after our most recent Annual Report on Form 10-K, which are incorporated by reference into this prospectus and the applicable prospectus supplement, as the same may be updated from time to time by our future filings under the Exchange Act.

The risks and uncertainties we describe are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business or operations. Any adverse effect on our business, financial condition or operating results could result in a decline in the value of the securities and the loss of all or part of your investment.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus and any related prospectus supplement and the information incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This information may involve known and unknown risks, uncertainties and other factors that are difficult to predict and may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, risk associated with the following:

•	the reliability of the results of the studies relating to human safety and possible adverse effects resulting from the administration of our product candidates,

•	funding delays, reductions in or elimination of U.S. Government funding and/or non-renewal of expiring funding under our September 2014 contract with the National Institutes of Allergy and Infectious Diseases, or NIAID,

•	our ability to satisfy certain technical milestones under our September 2014 contract with NIAID that would entitle us to receive additional funding over the period of the agreement,

•	the preservation of our net operating loss carryforwards, or NOLs,

•	delays caused by third parties challenging government contracts awarded to us,

•	unforeseen safety and efficacy issues,

•	completing the Mergers or accomplishing any future strategic partnerships or business combinations,

•	our ability to continue to satisfy the listing requirements of the NYSE MKT,

as well as risks detailed under the caption “Risk Factors” in this prospectus and any related prospectus supplement and in our other reports filed with the U.S. Securities and Exchange Commission, or the SEC, from time to time hereafter.

Forward-looking statements describe management’s current expectations regarding our future plans, strategies and objectives and are generally identifiable by use of the words “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “potential” or “plan” or the negative of these words or other variations on these words or comparable terminology. Such statements include, but are not limited to, statements relating to:

•	potential payments under government contracts or grants,

•	potential future government contracts or grant awards,

•	potential regulatory approvals,

•	potential consummation of the Mergers or other future strategic partnerships or business combinations,

•	future product advancements, and

•	anticipated financial or operational results.

Forward-looking statements are based on assumptions that may be incorrect, and we cannot assure you that the projections included in the forward-looking statements will come to pass.

All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to above.

USE OF PROCEEDS

We will retain broad discretion over the use of net proceeds to us from the sale of our securities offered hereby. Except as may be otherwise described in a prospectus supplement, we currently anticipate using any net proceeds to us for general corporate purposes, which may include working capital, research and development expenses, general and administrative expenses, and capital expenditures. We may also use a portion of the net proceeds to acquire or invest in businesses, products and technologies that are complementary to our own, although we have no present commitments or agreements for any such transactions. The amounts and timing of our actual expenditures for each purpose may vary significantly depending upon numerous factors, including the actual amount of proceeds we receive, the status of our research and product development efforts, regulatory approvals, competition and economic or other conditions.

Pending the application of such proceeds, we may invest the proceeds in short-term, interest bearing, investment-grade marketable securities or money market obligations.

DESCRIPTION OF COMMON STOCK

Under our Amended and Restated Certificate of Incorporation, as amended, to which we refer as our “charter,” we are currently authorized to issue 100,000,000 shares of common stock, par value $.0001 per share. As of March 22, 2017, we had 68,815,195 shares of common stock outstanding.

Holders of our common stock are entitled to one vote for each share of common stock held of record on all matters to be voted on by stockholders, except as otherwise provided by law or in any preferred stock designation. Our bylaws specify that, except as otherwise required by law or our charter, the presence in person or by proxy of holders of a majority of the shares entitled to vote at a meeting of stockholders will be necessary, and will constitute a quorum, for the transaction of business at such meeting. Our bylaws furthermore specify that all elections of directors will be determined by a plurality of the votes and that, except as otherwise provided by law or in the charter or bylaws, any other matter will be determined by the vote of a majority of the shares which are voted with regard to it. Holders of our common stock have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then up for election. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share in all assets remaining which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock.

Transfer Agent

The transfer agent and registrar for the common stock is Continental Stock Transfer & Trust Company, New York, New York.

DESCRIPTION OF PREFERRED STOCK

Under our charter, we are currently authorized to issue 1,000,000 shares of preferred stock, par value $.0001 per share. As of the date of this prospectus, we had no shares of preferred stock outstanding.

Under our charter, our board of directors is expressly granted authority to issue shares of preferred stock, in one or more series, and to fix for each series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions as it may determine in the resolution or resolutions providing for the issue of such series (to which we also refer as a “preferred stock designation”) and as may be permitted by the Delaware General Corporation Law. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares of preferred stock then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the preferred stock, or any series of preferred stock, unless a vote of any such holders is required pursuant to any preferred stock designation.

This section describes the general terms of our preferred stock to which any prospectus supplement may relate. A prospectus supplement will describe the terms relating to any preferred stock to be offered by us in greater detail, and may provide information that is different from the information described in this prospectus. If the information in the prospectus supplement with respect to the particular preferred stock being offered differs from the information in this prospectus, you should rely on the information in the prospectus supplement. A copy of our charter has been incorporated by reference from our filings with the SEC as an exhibit to the registration statement of which this prospectus is a part. A certificate of designations will specify the terms of the preferred stock being offered, and will be filed as an exhibit to the registration statement of which this prospectus is a part or incorporated by reference from a report that we file with the SEC.

The rights and terms relating to any new series of preferred stock could adversely affect the voting power or other rights of the holders of the common stock or could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company.

The following description of our preferred stock, together with any description of our preferred stock in a related prospectus supplement, summarizes the material terms and provisions of the preferred stock that we may sell under this prospectus. We urge you to read the applicable prospectus supplement(s) related to the particular series of preferred stock that we sell under this prospectus and to the actual terms and provisions contained in our charter (certificate of designations) and bylaws, each as amended from time to time.

Terms

Our board of directors will fix the rights, preferences, privileges, qualifications and restrictions of the preferred stock of each series that we sell under this prospectus and applicable prospectus supplements in the certificate of designations relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part or incorporate by reference the form of any certificate of designations that describes the terms of the series of preferred stock we are offering in connection with the issuance of the related series of preferred stock. This description of the preferred stock in the certificate of designations and any applicable prospectus supplement may include:

•	the number of shares of preferred stock to be issued and the offering price of the preferred stock;

•	the title and stated value of the preferred stock;

•	dividend rights, including dividend rates, periods, or payment dates, or methods of calculation of dividends applicable to the preferred stock;

•	whether dividends will be cumulative or non-cumulative, and if cumulative the date from which distributions on the preferred stock shall accumulate;

•	right to convert the preferred stock into a different type of security;

•	voting rights, if any, attributable to the preferred stock;

•	rights and preferences upon our liquidation or winding up of our affairs;

•	terms of redemption;

•	preemption rights, if any;

•	the procedures for any auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into our common stock, including the conversion price (or manner of calculation thereof);

•	a discussion of federal income tax considerations applicable to the preferred stock, if material;

•	the relative ranking and preferences of the preferred stock as to dividend or other distribution rights and rights if we liquidate, dissolve or wind up our affairs;

•	any limitations on issuance of any series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to distribution rights and rights upon the liquidation, dissolution or winding up or our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Rank

As set forth in the applicable supplement to this prospectus, shares of our preferred stock may rank, with respect to payment of distributions and rights upon our liquidation, dissolution or winding up, and allocation of our earnings and losses:

•	senior to all classes or series of our common stock, and to all of our equity securities ranking junior to the preferred stock;

•	equally with all equity securities issued by us, the terms of which specifically provide that these equity securities rank on a parity, or equally, with the preferred stock; or

•	junior to all equity securities issued by us, the terms of which specifically provide that these equity securities rank senior to the preferred stock.

Distributions

Subject to any preferential rights of any outstanding stock or series of stock, holders of our preferred stock may be entitled to receive distributions, when and as authorized by our board of directors, out of legally available funds, and share pro rata based on the number of shares of preferred stock, common stock and other equity securities outstanding.

Voting Rights

As indicated in the applicable supplement to this prospectus, and as otherwise required under Delaware law, holders of our preferred stock may or may not have voting rights.

Liquidation Preference

As indicated in the applicable supplement to this prospectus, upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of stock ranking junior to the preferred stock in our distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of our preferred stock may be entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable supplement to this prospectus), plus an amount, if applicable, equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if the preferred stock does not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they may be entitled, the holders of preferred stock may have no right or claim to any of our remaining assets. In the event that, upon our voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred stock and the corresponding amounts payable on all of our stock of other classes or series of equity security ranking on a parity with the preferred stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of our preferred stock and all other such classes or series of equity securities may share ratably in the distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If the liquidating distributions are made in full to all holders of preferred stock, our remaining assets may be distributed among the holders of any other classes or series of equity security ranking junior to the preferred stock upon our liquidation, dissolution, or winding up, according to their respective rights and preferences and in each case according to their respective number of shares of stock.

Conversion Rights

The terms and conditions, if any, upon which shares of any series of preferred stock are convertible into, such as common stock, debt securities, warrants or units consisting of one or more of such securities will be set forth in the applicable supplement to this prospectus. These terms will include the amount and type of security into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred stock or us, the events, if any, requiring an adjustment of the conversion price and provisions, if any, affecting conversion in the event of the redemption of that preferred stock.

Redemption

If so provided in the applicable supplement to this prospectus, our preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such supplement to this prospectus.

DESCRIPTION OF WARRANTS

The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of warrant agreement, which may include a form of warrant certificate, that describes the terms of the particular series of warrants we are offering. The following summary of material provisions of the warrants and the warrant agreements are subject to all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we sell under this prospectus, as well as the complete warrant agreements and/or warrant certificates that contain the terms of the warrants.

General

We will describe in the applicable prospectus supplement the terms relating to warrants being offered, which may include:

•	the offering price and aggregate number of warrants offered;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant, the price at which these shares may be purchased upon such exercise and whether such exercise may be on a cashless basis;

•	the terms of any rights to redeem or call the warrants;

•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the manner in which the warrant agreements and warrants may be modified;

•	federal income tax consequences of holding or exercising the warrants, if material;

•	the terms of the securities issuable upon exercise of the warrants; and

•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will likely not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up of our affairs or to exercise voting rights, if any.

Exercise of Warrants

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We intend to set forth in any warrant agreement and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and any warrant certificate or other form required for exercise properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant or warrant certificate are exercised, then we will issue a new warrant or warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

PLAN OF DISTRIBUTION

These securities may be offered and sold directly by us, through dealers or agents designated from time to time, or to or through underwriters or may be offered and sold directly by us through a specific bidding or auction process, a rights offering or through a combination of these methods. The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the purchase price of the securities, our net proceeds, any underwriting discounts and other items constituting underwriters’ compensation, public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such securities may be listed. These securities may also be offered by us to our shareholders in lieu of dividends.

The distribution of securities may be effected, from time to time, in one or more transactions, including:

•	block transactions (which may involve crosses) and transactions on the NYSE MKT or any other organized market where the securities may be traded;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	directly to one or more purchasers (through a specific bidding or auction process or otherwise);

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; and

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

We may also make direct sales through subscription rights distributed to our existing shareholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our shareholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

If underwriters are used in an offering, we may execute an underwriting agreement with such underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the offered securities if any are purchased.

If dealers are used in an offering, we will sell the securities to the dealers as principals. The dealers may resell the securities to the public at varying prices, which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.

The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a forts basis for the period of their appointment.

Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resales thereof.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate value of all compensation to be received by participating FINRA members in any offering will not exceed 8% of the offering proceeds.

Underwriters, dealers and agents, may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof, under underwriting or other agreements. The terms of any indemnification provisions will be set forth in a prospectus supplement. Certain underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of business.

If so indicated in a prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities pursuant to contracts providing for payment and delivery on a future date. We may enter contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutional investors. The obligations of any institutional investor will be subject to the condition that its purchase of the offered securities will not be illegal at the time of delivery. The underwriters and other agents will not be responsible for the validity or performance of contracts.

Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange; however, we anticipate that any common shares sold pursuant to a prospectus supplement will be eligible for trading on the NYSE MKT, subject to official notice of issuance. Any underwriters to whom securities are sold by us for Public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

Certain legal matters relating to the issuance and sale of the securities hereby will be passed upon by Dentons US LLP, New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of PharmAthene Inc. appearing in PharmAthene Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2016, and the effectiveness of PharmAthene Inc.’s internal control over financial reporting as of December 31, 2016 have been audited by Ernest & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC -0330 for further information on the Public Reference Room. You may also access filed documents at the SEC’s website at www.sec.gov.

INCORPORATION BY REFERENCE

We are incorporating by reference important business and financial information about us that we file with the SEC. Any information that we incorporate by reference is considered part of this prospectus. Information that we file with the SEC after the initial filing of the registration statement of which this prospectus forms a part and prior to the termination of the offering pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such information and automatically adds to, updates or supersedes the information listed below.

We incorporate by reference the following documents we have filed, or may file, with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2016 (File No. 001-32587);

•	Our Current Reports on Form 8-K filed with the SEC on January 19, 2017, February 1, 2017, March 14, 2017, and March 29, 2017 (excluding the information contained in Item 2.02 and any information pertaining to such item in Exhibit 99.1 therein, which are not incorporated by reference herein); and

•	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on July 27, 2005, including any amendments or reports filed for the purpose of updating such description, including the description of the Company’s securities set forth in the Definitive Proxy Statement filed with the SEC on July 16, 2007, on page 159 under the caption “Description of Securities.”

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, is furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

We make available free of charge through our website at www.pharmathene.com our press releases and all of the documents that we are required to file electronically with the SEC, including all amendments thereto, as soon as reasonably practical after they are electronically filed with, or furnished to, the SEC. Our website also contains our Code of Ethics. The information on our website is not part of nor incorporated by reference into this prospectus.

You may also read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC -0330. The SEC also maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, like PharmAthene, that file electronically with the SEC at http://www.sec.gov.

In addition, we will provide, without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference in this prospectus other than exhibits, unless such exhibits specifically are incorporated by reference into such documents or this prospectus. Requests for such documents should be addressed in writing or by telephone to: PharmAthene, Inc., One Park Place, Suite 450, Annapolis, MD 21401, (410) 269-2600.

PROSPECTUS SUPPLEMENT

15,656 Shares of Series B Convertible Preferred Stock

Warrants to Purchase 2,345,427 Shares of Common Stock

Placement Agent

Piper Jaffray

August 16, 2017